Exhibit 10.1
EXECUTION COPY
$600,000,000
National Money Mart Company
10 3/8% Senior Notes due 2016
PURCHASE AGREEMENT
December 10, 2009
Credit Suisse Securities (USA) LLC
   WELLS FARGO SECURITIES, LLC,
      As Representatives of the Several Purchasers,
         c/o Credit Suisse Securities (USA) LLC
            Eleven Madison Avenue,
               New York, N.Y. 10010-3629
Dear Sirs:
     1. Introductory. National Money Mart Company, a Canadian corporation (the “Company”), agrees with the several initial purchasers named in Schedule A hereto (the “Purchasers”), subject to the terms and conditions stated herein, to issue and sell to the several Purchasers U.S.$600,000,000 principal amount of its 10 3/8% Senior Notes due 2016 (“Offered Securities”) to be issued under an indenture to be dated as of the Closing Date (the “Indenture”), among the Company, Dollar Financial Corp., a Delaware corporation (“Holdings”), the Subsidiary Guarantors (as defined below) and U.S. Bank National Association, as trustee (the “Trustee”). The Offered Securities and the Exchange Securities (as defined in the Registration Rights Agreement) will be unconditionally guaranteed as to the payment of principal and interest by Holdings and the subsidiaries listed on Schedule B hereto (the “Subsidiary Guarantors”) and certain subsequently acquired or organized subsidiaries, including Military Financial Services, LLC, a Delaware limited liability company (“MFS”, and the acquisition of MFS, the “DFS Acquisition”), and certain of its subsidiaries listed on Schedule B-1 hereto (the “MFS Guarantors”, and together with the Subsidiary Guarantors and Holdings, the “Guarantors”, and such guarantees, the “Guarantees”). Credit Suisse Securities (USA) LLC (“Credit Suisse”) and Wells Fargo Securities, LLC have agreed to act as the representatives of the several Purchasers (the “Representatives”) in connection with the offering and sale of the Offered Securities.
     The holders of the Offered Securities will be entitled to the benefits of a Registration Rights Agreement to be dated as of the Closing Date among the Company, each Guarantor and the Purchasers (the “Registration Rights Agreement”), pursuant to which the Company and the Guarantors agree to file a registration statement with the Commission registering the resale of the Offered Securities and the related Guarantees under the Securities Act.
     This Agreement, the Guarantees, the Offered Securities, the Indenture and the Registration Rights Agreement are hereinafter sometimes referred to collectively as the “Operative Documents.” The issuance and sale of the Offered Securities, the issuance of the Guarantees and the use of proceeds therefrom described in the General Disclosure Package and the Final Offering Circular are collectively referred to as the “Transactions.”

     Each of the Company and the Guarantors, jointly and severally, hereby agrees with the several Purchasers as follows:
     2. Representations and Warranties of the Company and each Guarantor. Each of the Company and the Guarantors, represents and warrants to, and agrees with, the several Purchasers that:
     (a) Offering Circulars; Certain Defined Terms. The Company has prepared or will prepare a Preliminary Offering Circular and a Final Offering Circular.
     For purposes of this Agreement:
     “Applicable Time” means 5:04 p.m. (New York City time) on the date of this Agreement.
     “Closing Date” has the meaning set forth in Section 3 hereof.
     “Commission” means the United States Securities and Exchange Commission.
     “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
     “Final Offering Circular” means the final offering circular relating to the Offered Securities to be offered by the Purchasers that discloses the offering price and other final terms of the Offered Securities and is dated as of the date of this Agreement (even if finalized and issued subsequent to the date of this Agreement).
     “Free Writing Communication” means a written communication (as such term is defined in Rule 405) that constitutes an offer to sell or a solicitation of an offer to buy the Offered Securities and is made by means other than the Preliminary Offering Circular or the Final Offering Circular.
     “General Disclosure Package” means the Preliminary Offering Circular together with any Issuer Free Writing Communication existing at the Applicable Time and the information in which is intended for general distribution to prospective investors, as evidenced by its being specified in Schedule C hereto.
     “Issuer Free Writing Communication” means a Free Writing Communication prepared by or on behalf of the Company or any Guarantor, used or referred to by the Company or any Guarantor or containing a description of the final terms of the Offered Securities or of their offering, in the form retained in the Company’s records.
     “Preliminary Offering Circular” means the preliminary offering circular, dated December 10, 2009, relating to the Offered Securities to be offered by the Purchasers.
     “Rules and Regulations” means the rules and regulations of the Commission.
     “Securities Act” means the United States Securities Act of 1933, as amended.
     “Securities Laws” means, collectively, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Securities Act, the Exchange Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and, as applicable, the rules of the New York Stock Exchange and the NASDAQ Stock Market (“Exchange Rules”).
     “Supplemental Marketing Material” means any Issuer Free Writing Communication other than any Issuer Free Writing Communication specified in Schedule D hereto. Supplemental Marketing Materials include, but are not limited to, the electronic Bloomberg roadshow slides and the accompanying audio recording.

     Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Securities Act.
     (b) Disclosure. As of the date of the Final Offering Circular, the Final Offering Circular does not, and as of the Closing Date, the Final Offering Circular will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. At the Applicable Time, and as of the Closing Date, neither (i) the General Disclosure Package, nor (ii) any individual Supplemental Marketing Material, when considered together with the General Disclosure Package, included, or will include, any untrue statement of a material fact or omitted, or will omit, to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding two sentences do not apply to statements in or omissions from the Preliminary or Final Offering Circular, the General Disclosure Package or any Supplemental Marketing Material based upon written information furnished to the Company by the Purchasers or the Representatives specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof. Holdings’ Annual Report on Form 10-K most recently filed with the Commission and all subsequent reports (collectively, the “Exchange Act Reports”) which have been filed by Holdings with the Commission or sent to stockholders pursuant to the Exchange Act and incorporated by reference in the Preliminary Offering Circular or Final Offering Circular do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Such documents, when they were filed with the Commission, conformed in all material respects to the requirements of the Exchange Act and the Rules and Regulations.
     (c) Good Standing of the Company and the Guarantors. The Company and each Guarantor has been duly incorporated or organized and is existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with power and authority (corporate and other) to own its properties and conduct its business as described in the General Disclosure Package; and the Company and each Guarantor is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not result in a material adverse effect on the condition (financial or otherwise), results of operations, business, properties or prospects of the Company, the Guarantors and their respective subsidiaries taken as a whole (“Material Adverse Effect”).
     (d) Subsidiaries. Each subsidiary of the Company and each subsidiary of the Guarantors has been duly incorporated or organized and is existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with power and authority (corporate and other) to own its properties and conduct its business as described in the General Disclosure Package; and each subsidiary of the Company and each subsidiary of the Guarantors is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not result in a Material Adverse Effect; all of the issued and outstanding capital stock of each subsidiary of the Company and each subsidiary of the Guarantors has been duly authorized and validly issued and is fully paid and nonassessable; and, except as described in the General Disclosure Package and the Final Offering Circular, the capital stock of each subsidiary owned by the Company or each Guarantor, directly or through subsidiaries, is owned free from liens, encumbrances and defects.
     (e) Corporate Structure. The entities listed on Schedule B hereto are the only subsidiaries, direct or indirect, of Holdings.
     (f) Indenture. The Indenture has been duly authorized by the Company and the Guarantors; the Offered Securities have been duly authorized by the Company; and when the

Indenture is executed and delivered by the Trustee and the Offered Securities are authenticated, issued, delivered and paid for pursuant to this Agreement on the Closing Date, the Indenture will have been duly executed and delivered by the Company and the Guarantors, such Offered Securities will have been duly executed, authenticated, issued and delivered by the Company, will conform to the information in the General Disclosure Package and will conform to the description of such Offered Securities contained in the Final Offering Circular and the Indenture and such Offered Securities will constitute valid and legally binding obligations of the Company and each Guarantor, respectively, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles and entitled to the benefits provided by the Indenture.
     (g) Trust Indenture Act. On the Closing Date, the Indenture will conform in all material respects to the requirements of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and the rules and regulations of the Commission applicable to an indenture which is qualified thereunder.
     (h) No Finder’s Fee. Except as disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or any Purchaser for a brokerage commission, finder’s fee or other like payment.
     (i) Registration Rights Agreement. The Registration Rights Agreement has been duly authorized by the Company and each Guarantor; and, when the Offered Securities are delivered and paid for pursuant to this Agreement on the Closing Date, the Registration Rights Agreement will have been duly executed and delivered and, when executed and delivered by the Purchasers, the Registration Rights Agreement and such Offered Securities will constitute valid and legally binding obligations of the Company and the Guarantors, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     (j) Exchange Securities. On the Closing Date, the Exchange Securities (as defined in the Registration Rights Agreement) (including the related Guarantees) will have been duly authorized by the Company and the Guarantors; and when the Exchange Securities are issued, executed and authenticated in accordance with the terms of the Exchange Offer and the Indenture, the Exchange Securities will be entitled to the benefits of the Indenture and will be the valid and legally binding obligations of the Company and the Guarantors, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     (k) Guarantee. The Guarantee to be endorsed on the Offered Securities by each Guarantor has been duly authorized by such Guarantor; and, when the Offered Securities are delivered and paid for pursuant to this Agreement on the Closing Date and issued, executed and authenticated in accordance with the terms of the Indenture, the Guarantee of each Guarantor endorsed thereon will have been duly executed and delivered by each such Guarantor, will conform to the description thereof contained in the Final Offering Circular and will constitute valid and legally binding obligations of such Guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Guarantee to be endorsed on the Exchange Securities by each Guarantor has been duly authorized by such Guarantor; and, when issued, will have been duly executed and delivered by each such Guarantor and will conform to the description thereof contained in the Final Offering Circular. When the Exchange Securities have been issued, executed and authenticated in accordance with the terms of the Exchange Offer and the Indenture, the Guarantee of each Guarantor endorsed thereon will constitute valid and legally binding obligations of such Guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     (l) No Registration Rights. Except as described in the General Disclosure Package, there are no contracts, agreements or understandings between the Company or any Guarantor and any person granting such person the right to require the Company or such Guarantor to file a registration statement under the Securities Act with respect to any securities of the Company or such Guarantor or to require the Company or such Guarantor to include such securities with the Securities and Guarantees registered pursuant to any Registration Statement.
     (m) Absence of Further Requirements. No consent, approval, authorization, or order of, or filing or registration with, any person (including any governmental agency or body or any court) is required for the consummation of the transactions contemplated by this Agreement, the Indenture and the Registration Rights Agreement in connection with the offering, issuance and sale of the Offered Securities and the Guarantees by the Company and the Guarantors, except as disclosed in the General Disclosure Package and the Final Offering Circular and except for the order of the Commission declaring effective the Exchange Offer Registration Statement or, if required, the Shelf Registration Statement (each as defined in the Registration Rights Agreement).
     (n) Title to Property. Except as disclosed in the General Disclosure Package, each of the Company, the Guarantors and their respective subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them, in each case free from liens, charges, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or to be made thereof by them; and except as disclosed in the General Disclosure Package, the Company and the Guarantors and their respective subsidiaries hold any leased real or personal property under valid and enforceable leases with no terms or provisions that would materially interfere with the use made or to be made thereof by them.
     (o) Absence of Defaults and Conflicts Resulting from Transaction. Neither the execution, delivery and performance of the Indenture, this Agreement and the Registration Rights Agreement, nor the issuance and sale of the Offered Securities and Guarantees and compliance with the terms and provisions thereof by the Company or the Guarantors, will result in a breach or violation of any of the terms and provisions of, or constitute a default or a Debt Repayment Triggering Event (as defined below) under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company, the Guarantors or any of their respective subsidiaries pursuant to, the charter or by-laws (or similar organizational documents) of the Company, the Guarantors or any of their respective subsidiaries, any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company, the Guarantors or any of their respective subsidiaries or any of their properties, or any agreement or instrument to which the Company, the Guarantors or any of their respective subsidiaries is a party or by which the Company, the Guarantors or any of their respective subsidiaries is bound or to which any of the properties of the Company, the Guarantors or any of their respective subsidiaries is subject; a “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture, or other evidence of indebtedness of the Company, the Guarantors or any of their respective subsidiaries (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company, the Guarantors or any of their respective subsidiaries.
     (p) Absence of Existing Defaults and Conflicts. None of the Company, the Guarantors or their respective subsidiaries is in violation of its respective charter or by-laws (or similar organizational documents) or in default (or with the giving of notice or lapse of time would be in default) under any existing obligation agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument to which any of them is a party or by which any of them is bound or to which any of the properties of any of them is subject, except such defaults that would not, individually or in the aggregate, result in a Material Adverse Effect..
     (q) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company and the Guarantors.
     (r) Possession of Licenses and Permits. The Company, the Guarantors and their respective subsidiaries possess, and are in compliance with the terms of, all adequate certificates, authorizations, franchises, licenses and permits (“Licenses”) necessary or material to the conduct of the business now conducted or proposed in the General Disclosure Package to be conducted by them and have not received any notice of proceedings relating to the revocation or modification of any Licenses that, if determined adversely to the Company, the Guarantors or any of their respective subsidiaries, would individually or in the aggregate have a Material Adverse Effect.
     (s) Absence of Labor Dispute. No labor dispute with the employees of the Company, the Guarantors or any of their respective subsidiaries exists or, to the knowledge of the Company or the Guarantors, is imminent that could have a Material Adverse Effect.
     (t) Possession of Intellectual Property. The Company, the Guarantors and their respective subsidiaries own, possess (including by license or other agreement) or can acquire, on reasonable terms, adequate trademarks, trade names and other rights to inventions, know how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated by them, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Company, the Guarantors or any of their respective subsidiaries, would individually or in the aggregate have a Material Adverse Effect.
     (u) Environmental Laws. Except as disclosed in the General Disclosure Package, none of the Company, the Guarantors or their respective subsidiaries is in violation of any statute, any rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign (including common law), relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “environmental laws”), owns or operates any real property contaminated with any substance that is subject to any environmental laws, is liable for any off-site disposal or contamination pursuant to any environmental laws, or is subject to any claim relating to any environmental laws, which violation, contamination, liability or claim would, individually or in the aggregate, have a Material Adverse Effect; and the Company is not aware of any pending investigation which might lead to such a claim.
     (v) Accurate Disclosure. The statements in the General Disclosure Package and the Final Offering Circular under the headings “Offering Circular Summary—Regulation”, “Certain Canadian Federal Income Tax Considerations”, “Certain Material United States Federal Income Tax Consideration”, “Description of Other Indebtedness” and “Description of the Notes” insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and fair summaries of such legal matters, agreements, documents or proceedings and present the information required to be shown pursuant to Regulation S-K.
     (w) Absence of Manipulation. None of the Company, the Guarantors and their respective affiliates has, either alone or with one or more other persons, bid for or purchased for any account in which the Company, the Guarantors or any of their respective affiliates had a beneficial interest any Offered Securities or attempt to induce any person to purchase any Offered Securities.
     (x) Statistical and Market-Related Data. Any third-party statistical and market-related data included in the General Disclosure Package or the Final Offering Circular are based on or derived from sources that the Company and the Guarantors believe in good faith to be reliable and accurate in all material respects.
     (y) Internal Controls and Compliance with the Sarbanes-Oxley Act. Except as disclosed in the General Disclosure Package, Holdings and its Board of Directors (the “Board”) are in compliance with Sarbanes-Oxley and all applicable Exchange Rules. The Company and each Guarantor maintains a system of internal controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting, an internal audit function, and legal and regulatory compliance controls (collectively, “Internal Controls”), that comply with the Securities Laws and are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Internal Controls are, or, upon consummation of the offering of the Offered Securities will be, overseen by the Audit Committee (the “Audit Committee”) of the Board in accordance with Exchange Rules. Neither the Company nor any Guarantor has publicly disclosed or reported to the Audit Committee or the Board, and within the next 90 days neither the Company nor any Guarantor reasonably expects to publicly disclose or report to the Audit Committee or the Board, a significant deficiency, material weakness, change in Internal Controls or fraud involving management or other employees who have a significant role in Internal Controls (each, an “Internal Control Event”), any violation of, or failure to comply with, the Securities Laws, or any matter which, if determined adversely, would have a Material Adverse Effect.
     (z) Absence of Accounting Issues. A member of the Audit Committee has confirmed to the Chief Executive Officer, Chief Financial Officer or General Counsel of Holdings that, as of the date of, and except as set forth in, the General Disclosure Package and the Final Offering Circular, the Audit Committee is not reviewing or investigating, and neither the Company’s and the Guarantors’ independent auditors nor their internal auditors have recommended that the Audit Committee review or investigate, (i) adding to, deleting, changing the application of, or changing the Company’s or the Guarantors’ disclosure with respect to, any of the Company’s or the Guarantors’ material accounting policies; (ii) any matter which could result in a restatement of the Company’s or the Guarantors’ financial statements for any annual or interim period during the current or prior three fiscal years; or (iii) any Internal Control Event.
     (aa) Litigation. Except as disclosed in the General Disclosure Package, there are no pending, or to the Company’s or the Guarantors’ knowledge, threatened actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) against or affecting the Company, the Guarantors, any of their respective subsidiaries or any of their respective properties that, if determined adversely to the Company, the Guarantors or any of their respective subsidiaries, would individually or in the aggregate have a Material Adverse Effect, or would materially and adversely affect the ability of the Company or the Guarantors to perform their obligations under the Indenture, this Agreement, or the Registration Rights Agreement, or which are otherwise material in the context of the sale of the Offered Securities and the Guarantees; and no such actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) are threatened or, to the Company’s or the Guarantors’ knowledge, contemplated.

     (bb) Financial Statements. The consolidated historical financial statements included in the General Disclosure Package present fairly the financial position of the Company, the Guarantors and their respective consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and, except as otherwise disclosed in the General Disclosure Package or the Final Offering Circular, such financial statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods presented; provided, however, that those financial statements that are unaudited are subject to year-end adjustments and do not contain all footnotes required under GAAP; and the assumptions used in preparing the pro forma financial information included in the General Disclosure Package provide a reasonable basis for presenting the significant effects directly attributable to the transactions or events described therein, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma columns therein reflect the proper application of those adjustments to the corresponding historical financial statement amounts.
     (cc) No Material Adverse Change in Business. Except as disclosed in the General Disclosure Package, since the end of the period covered by the latest audited financial statements included in the General Disclosure Package (i) there has been no change, nor any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business or properties of the Company, the Guarantors and their respective subsidiaries, taken as a whole, that is material and adverse; (ii)  there has been no dividend or distribution of any kind declared, paid or made by Holdings on any class of its capital stock; and (iii) there has been no material adverse change in the capital stock, short-term indebtedness, long-term indebtedness, net current assets or net assets of the Company, the Guarantors and their respective subsidiaries.
     (dd) Investment Company Act. Neither the Company nor any Guarantor is an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the United States Investment Company Act of 1940 (the “Investment Company Act”); and neither the Company nor any Guarantor is and, after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the General Disclosure Package, will not be an “investment company” as defined in the Investment Company Act of 1940, as amended.
     (ee) Regulations T, U, X. Neither the Company nor any Guarantor nor any of their respective subsidiaries nor any agent thereof acting on their behalf has taken, and none of them will take, any action that might cause this Agreement or the issuance or sale of the Offered Securities to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.
     (ff) Ratings. No “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 436(g)(2) (i) has imposed (or has informed the Company or any Guarantor that it is considering imposing) any condition (financial or otherwise) on the Company’s or any Guarantor’s retaining any rating assigned to the Company or any Guarantor or any securities of the Company or any Guarantor or (ii) has indicated to the Company or any Guarantor that it is considering any of the actions described in Section 7(c)(ii) hereof.
     (gg) Class of Securities Not Listed. No securities of the same class (within the meaning of Rule 144A(d)(3)) as the Offered Securities are listed on any national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.
     (hh) No Registration. The offer and sale of the Offered Securities in the manner contemplated by this Agreement will be exempt from the registration requirements of the Securities Act by reason of Section 4(2) thereof and Regulation S thereunder (“Regulation S”), and it is not necessary to qualify an indenture in respect of the Offered Securities under the Trust Indenture Act.
     (ii) No General Solicitation; No Directed Selling Efforts. Neither the Company, nor any Guarantor, nor any of their respective affiliates, nor any person acting on its or their behalf (i) has, within the six-month period prior to the date hereof, offered or sold in the United States or to any U.S. person (as such terms are defined in Regulation S under the Securities Act) the Offered Securities or any security of the same class or series as the Offered Securities or (ii) has offered or will offer or sell the Offered Securities (A) in the United States by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) or (B) with respect to any such securities sold in reliance on Rule 903 of Regulation S under the Securities Act, by means of any directed selling efforts within the meaning of Rule 902(c) of Regulation S. The Company, the Guarantors, their respective affiliates and any person acting on its or their behalf have complied and will comply with the offering restrictions requirement of Regulation S. Neither the Company nor any Guarantor has entered and neither the Company nor any Guarantor will enter into any contractual arrangement with respect to the distribution of the Offered Securities except for this Agreement. For purposes of this Section 2(ii), neither Representative nor any Purchaser shall be considered a person acting on behalf of the Company or any Guarantor.
     (jj) Reporting Status. Holdings is subject to Section 13 or 15(d) of the Exchange Act.
     (kk)  Certain Laws. Each of the Company, the Guarantors, their respective subsidiaries and any of their respective affiliates or, to the knowledge of the Company and the Guarantors, any of their respective officers, directors, supervisors, managers, agents or employees, has not violated, and its participation in the offering will not violate, and each of the Company, the Guarantors, their respective subsidiaries and affiliates has instituted and maintains policies and procedures designed to ensure continued compliance with each of the following laws: (i) anti-bribery laws, including but not limited to, any applicable law, rule or regulation of any locality, including but not limited to any law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed December 17, 1997, including the U.S. Foreign Corrupt Practices Act of 1977 or any other law, rule or regulation of similar purpose and scope, (ii) anti-money laundering laws, including but not limited to, applicable federal, state, international, foreign or other laws, regulations or government guidance regarding anti-money laundering, including, without limitation, Title 18 U.S. Code section 1956 and 1957, the Patriot Act, the Bank Secrecy Act and international anti-money laundering principals or procedures of an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur, all as amended, and any Executive order, directive or regulation pursuant to the authority of any of the foregoing, or any orders or licenses issued thereunder or (iii) laws and regulations imposing U.S. economic sanction measures, including, but not limited to, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the United Nations Participation Act, and the Syria Accountability and Lebanese Sovereignty Act, all as amended, and any Executive Order, directive or regulation pursuant to the authority of any of the foregoing, including the regulations of the United States Treasury Department set forth under 31 CFR, Subtitle B, Chapter V, as amended, or any orders or licenses issued thereunder.
     (ll)  Taxes. The Company, the Guarantor and their respective subsidiaries have filed all federal, state, local and non-U.S. tax returns that are required to be filed or have requested extensions thereof (except in any case in which the failure so to file would not have a Material Adverse Effect); and, except as set forth in the General Disclosure Package or the Final Offering Circular, the Company, the Guarantors and their respective subsidiaries have paid all taxes (including any assessments, fines or penalties) required to be paid by them to the extent any of the foregoing is due and payable, except for any such taxes, assessments, fines or penalties currently being contested in good faith or as would not, individually or in the aggregate, have a Material Adverse Effect.
     (mm)  Insurance. The Company, the Guarantors and their respective subsidiaries are insured by insurers with appropriately rated claims-paying abilities against such losses and risks and in such amounts as are prudent and customary for the businesses in which they are engaged; all policies of insurance insuring the Company, the Guarantors and their respective subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect; the Company, the Guarantors and their respective subsidiaries are in compliance with the terms of such policies and instruments in all material respects; and there are no claims by the Company, the Guarantors and their respective subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; neither the Company, the Guarantors nor their respective subsidiaries have been refused any insurance coverage sought or applied for within the two year period prior to the date hereof; and neither the Company, the Guarantors nor their respective subsidiaries have any reason to believe that they will not be able to renew their existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue their businesses at a cost that would not have a Material Adverse Effect, except as set forth in or contemplated in the General Disclosure Package.
The Company and the Guarantors acknowledge that the Purchasers and, for purposes of the opinions to be delivered to the Purchasers pursuant to Section 7 of this Agreement, counsel to the Company and the Guarantors and counsel to the Purchasers will rely upon the accuracy and truth of the foregoing representations and the Company and the Guarantors hereby consent to such reliance.
     3. Purchase, Sale and Delivery of Offered Securities. On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, the Company agrees to sell to the several Purchasers, and each of the Purchasers agrees, severally and not jointly, to purchase from the Company, at a purchase price of 97.398% of the principal amount thereof plus accrued interest, if any, from December 23, 2009 to the Closing Date (as hereinafter defined), the respective principal amounts of Securities set forth opposite the names of the several Purchasers in Schedule A hereto.
     The Company will deliver against payment of the purchase price the Offered Securities to be offered and sold by the Purchasers in reliance on Regulation S (the “Regulation S Securities”) in the form of one or more permanent global Securities in registered form without interest coupons (the “Offered Regulation S Global Securities”), which will be deposited with the Trustee, as custodian for The Depository Trust Company (“DTC”), and registered in the name of Cede & Co., as nominee for DTC. The Company will deliver against payment of the purchase price the Offered Securities to be purchased by each Purchaser hereunder and to be offered and sold by each Purchaser in reliance on Rule 144A (the “144A Securities”) in the form of one permanent global security in definitive form without interest coupons (the “Restricted Global Securities”), which will be deposited with the Trustee, as custodian for DTC, and registered in the name of Cede & Co., as nominee for DTC. The Regulation S Global Securities and the Restricted Global Securities shall be assigned separate CUSIP numbers. The Restricted Global Securities shall include the legend regarding restrictions on transfer set forth under “Transfer Restrictions” in the Final Offering Circular. Interests in any permanent global Securities will be held only in book-entry form through DTC, as the case may be, except in the limited circumstances described in the Final Offering Circular.
     Payment for the Regulation S Securities and the 144A Securities shall be made by the Purchasers in Federal (same day) funds by wire transfer to an account at a bank acceptable to Credit Suisse drawn to the order of the Company, at the office of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019 at 9:00 A.M., New York City time, on December 23, 2009, or at such other time not later than seven full business days thereafter as Credit Suisse and the Company determine, such time being herein referred to as the “Closing Date”, against delivery to the Trustee, as custodian for DTC, of (i) the Regulation S Global Securities representing all of the Regulation S Securities and (ii) the Restricted Global

Securities representing all of the Offered 144A Securities. The Regulation S Global Securities and the Restricted Global Securities will be made available for checking at the above office at least 24 hours prior to the Closing Date.
     4. Representations by Purchasers; Resale by Purchasers.
     (a)  Each Purchaser severally represents and warrants to the Company and the Guarantors that it is a “Qualified Institutional Buyer” within the meaning of Rule 144A and an “accredited investor” within the meaning of Regulation D under the Securities Act.
     (b) Each Purchaser severally acknowledges that the Offered Securities have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S or pursuant to an exemption from the registration requirements of the Securities Act. Each Purchaser severally represents and agrees that it has offered and sold the Offered Securities, and will offer and sell the Offered Securities (i) as part of its distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering and the Closing Date, only in accordance with Rule 903 or Rule 144A. Accordingly, neither such Purchaser nor its affiliates, nor any persons acting on its or their behalf, have engaged or will engage in any directed selling efforts with respect to the Offered Securities, and such Purchaser, its affiliates and all persons acting on its or their behalf have complied and will comply with the offering restrictions requirement of Regulation S. Each Purchaser severally agrees that, at or prior to confirmation of sale of the Offered Securities, other than a sale pursuant to Rule 144A, such Purchaser will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases the Offered Securities from it during the restricted period a confirmation or notice to substantially the following effect:
“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the date of the commencement of the offering and the closing date, except in either case in accordance with Regulation S (or Rule 144A if available) under the Securities Act. Terms used above have the meanings given to them by Regulation S.”
     Terms used in this subsection (b) have the meanings given to them by Regulation S.
     (c) Each Purchaser severally agrees that it and each of its affiliates has not entered and will not enter into any contractual arrangement with respect to the distribution of the Offered Securities except for any such arrangements with the other Purchasers or affiliates of the other Purchasers or with the prior written consent of the Company and the Guarantors.
     (d) Each Purchaser severally agrees that it and each of its affiliates will not offer or sell the Offered Securities in the United States by means of any form of general solicitation or general advertising within the meaning of Rule 502(c), including, but not limited to (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising. Each Purchaser severally agrees, with respect to resales made in reliance on Rule 144A of any of the Offered Securities, to deliver either with the confirmation of such resale or otherwise prior to settlement of such resale a notice to the effect that the resale of such Offered Securities has been made in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 144A.

     (e) In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each of the Purchasers severally represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Offered Securities to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Offered Securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Offered Securities to the public in that Relevant Member State at any time:
     (i) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
     (ii) to any legal entity which has two or more of (A) an average of at least 250 employees during the last financial year; (B) a total balance sheet of more than €43,000,000 and (C) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or
     (iii) in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.
     For the purposes of this provision, the expression an “offer of Offered Securities to the public” in relation to any Offered Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Offered Securities to be offered so as to enable an investor to decide to purchase or subscribe the Offered Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.
     (f) Each of the Purchasers severally represents and agrees that:
     (i) (A) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (B) it has not offered or sold and will not offer or sell the Offered Securities other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the Offered Securities would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) by the Company;
     (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Offered Securities in circumstances in which Section 21(1) of the FSMA does not apply to the Company or the Guarantors; and
     (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Offered Securities in, from or otherwise involving the United Kingdom.

     5. Certain Agreements of the Company and each Guarantor. The Company and each Guarantor agrees with the Purchasers that:
     (a) Amendments and Supplements to Offering Circulars. The Company and the Guarantors will promptly advise the Representatives of any proposal to amend or supplement the Preliminary or Final Offering Circular and will not effect such amendment or supplementation without the Representatives’ consent, which consent will not be unreasonably withheld. If, at any time prior to the completion of the resale of the Offered Securities by the Purchasers, there occurs an event or development as a result of which any document included in the Preliminary Offering Circular or Final Offering Circular, the General Disclosure Package or any Supplemental Marketing Material, if republished immediately following such event or development, included or would include an untrue statement of a material fact or omitted or would omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any such time to amend or supplement the Preliminary Offering Circular or Final Offering Circular, the General Disclosure Package or any Supplemental Marketing Material to comply with any applicable law, the Company and the Guarantors promptly will notify the Representatives of such event and promptly will prepare and furnish, at its own expense, to the Purchasers and the dealers and to any other dealers at the request of the Representatives, an amendment or supplement which will correct such statement or omission. Neither the Representatives’ consent to, nor the Purchasers’ delivery to offerees or investors of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 7.
     (b) Furnishing of Offering Circulars. The Company and the Guarantors will furnish to the Representatives copies of the Preliminary Offering Circular, each other document comprising a part of the General Disclosure Package, the Final Offering Circular, all amendments and supplements to such documents and each item of Supplemental Marketing Material, in each case as soon as available and in such quantities as the Representative requests. At any time when the Company is not subject to Section 13 or 15(d), the Company and the Guarantors will promptly furnish or cause to be furnished to the Representatives (and, upon request, to each of the other Purchasers) and, upon request of holders and prospective purchasers of the Offered Securities, to such holders and purchasers, copies of the information required to be delivered to holders and prospective purchasers of the Offered Securities pursuant to Rule 144A(d)(4) (or any successor provision thereto) in order to permit compliance with Rule 144A in connection with resales by such holders of the Offered Securities. The Company will pay the expenses of printing and distributing to the Purchasers all such documents.
     (c) Blue Sky Qualifications. The Company and the Guarantors will arrange for the qualification of the Offered Securities for sale and the determination of their eligibility for investment under the laws of such jurisdictions in the United States and Canada as the Representatives designate and will continue such qualifications in effect so long as required for the resale of the Offered Securities by the Purchasers, provided that neither the Company nor any Guarantor will be required to qualify as a foreign corporation or to file a general consent to service of process in any such state or jurisdiction or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.
     (d) Reporting Requirements. For so long as the Offered Securities remain outstanding, the Company and the Guarantors, as applicable, will furnish to the Representatives and, upon request, to each of the other Purchasers, as soon as practicable after the end of each fiscal year, a copy of their respective annual reports to stockholders for such year; and the Company and each of the Guarantors, as applicable, will furnish to the Representatives and, upon request, to each of the other Purchasers (i) as soon as available, a copy of each report, financial statement and any definitive proxy statement of the Company and each Guarantor, as applicable, furnished to or filed with the Commission under the Exchange Act or mailed to stockholders and (ii) from time to time, such other information concerning the Company and the Guarantors as the Representatives may reasonably request. However, so long as Holdings, the Company or any Guarantor, as applicable, is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and is timely filing reports with the Commission on its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”), it is not required to furnish such reports or statements to the Purchasers.
     (e) Transfer Restrictions. During the period of two years after the Closing Date, the Company will, upon request, furnish to the Representatives, each of the other Purchasers and any holder of Offered Securities a copy of the restrictions on transfer applicable to the Offered Securities.
     (f) No Resales by Affiliates. During the period of two years after the Closing Date, the Company will not, and will not permit any of its affiliates (as defined in Rule 144) to, resell any of the Offered Securities that have been reacquired by any of them.
     (g) Investment Company. During the period of two years after the Closing Date, neither the Company nor any Guarantor will be or become, an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act.
     (h) Payment of Expenses. The Company and the Guarantors will pay all expenses incidental to the performance of their respective obligations under this Agreement, the Indenture and the Registration Rights Agreement, including but not limited to (i) the reasonable fees and expenses of the Trustee and its professional advisers; (ii) all expenses in connection with the execution, issue, authentication, packaging and initial delivery of the Offered Securities and, as applicable, the Exchange Securities, the preparation and printing of this Agreement, the Registration Rights Agreement, the Offered Securities, the Indenture, the Preliminary Offering Circular, any other documents comprising any part of the General Disclosure Package, the Final Offering Circular, all amendments and supplements thereto, each item of Supplemental Marketing Material and any other document relating to the issuance, offer, sale and delivery of the Offered Securities and as applicable, the Exchange Securities; (iii) the cost of any advertising approved by the Company in connection with the issue of the Offered Securities; (iv) any expenses (including reasonable fees and disbursements of counsel to the Purchasers) incurred in connection with qualification of the Offered Securities or the Exchange Securities (as defined in the Registration Rights Agreement) for sale under the laws of such jurisdictions in the United States and Canada as the Representatives designate and the preparation and printing of memoranda relating thereto, (v) any fees charged by investment rating agencies for the rating of the Offered Securities or the Exchange Securities, and (vi) expenses incurred in distributing the Preliminary Offering Circular, any other documents comprising any part of the General Disclosure Package, the Final Offering Circular (including any amendments and supplements thereto) and any Supplemental Marketing Material to the Purchasers. The Company and the Guarantors will also pay or reimburse the Purchasers (to the extent incurred by them) for costs and expenses of the Purchasers and the Company’s officers and employees and any other expenses of the Purchasers, the Company and the Guarantors relating to investor presentations on any “road show” in connection with the offering and sale of the Offered Securities including, without limitation, any travel expenses of the Company’s and the Guarantors’ officers and employees and any other expenses of the Company and the Guarantors including the chartering of airplanes.
     (i) Use of Proceeds. The Company will use the net proceeds received in connection with this offering in the manner described in the “Use of Proceeds” section of the General Disclosure Package and, except as disclosed in the General Disclosure Package, the Company does not intend to use any of the proceeds from the sale of the Offered Securities hereunder to repay any outstanding debt owed to any affiliate of any Purchaser.

     (j) Absence of Manipulation. In connection with the offering, until the Representatives shall have notified the Company and the other Purchasers of the completion of the resale of the Offered Securities, neither the Company, the Guarantors nor any of their respective affiliates will, either alone or with one or more other persons, bid for or purchase for any account in which it, the Guarantors or any of their respective affiliates have a beneficial interest any Offered Securities or attempt to induce any person to purchase any Offered Securities; and neither the Company, the Guarantors nor any of their respective affiliates will make bids or purchases for the purpose of creating actual, or apparent, active trading in, or of raising the price of, the Offered Securities.
     (k) Restriction on Sale of Securities. For a period of 90 days after the date hereof (“Lock-Up Period”), neither the Company nor any Guarantor will, directly or indirectly, take any of the following actions with respect to any United States dollar-denominated debt securities issued or guaranteed by the Company or such Guarantor and having a maturity of more than one year from the date of issue (“Lock-Up Securities”): (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of Lock-Up Securities, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Lock-Up Securities, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of Lock-Up Securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of Section 16 of the Exchange Act or (v) file with the Commission a registration statement under the Securities Act relating to Lock-Up Securities or publicly disclose the intention to take any such action, without the prior written consent of Credit Suisse, except (y) exchanges of Holdings’ 2.875% Senior Convertible Notes due 2027 for debt securities of the Company or any Guarantor convertible into equity securities or (z) filing with the Commission of an equity or universal shelf registration statement on an appropriate form under the Securities Act; provided, however, that no Lock-Up Securities registered under such shelf registration statement may be offered or sold during the Lock-Up Period. Neither the Company nor any Guarantor will at any time directly or indirectly, take any action referred to in clauses (i) through (v) above with respect to any securities under circumstances where such offer, sale, pledge, contract or disposition would cause the exemption afforded by Section 4(2) of the Securities Act or the safe harbor of Regulation S thereunder to cease to be applicable to the offer and sale of the Offered Securities.
     (l) Actions by MFS and the MFS Guarantors. To the extent that the DFS Acquisition is consummated on the Closing Date, each of MFS and the MFS Guarantors will execute a counterpart to this Agreement on the Closing Date substantially in the form attached as Exhibit G hereto.
6. Free Writing Communications.
     (a) Issuer Free Writing Communications. The Company and each Guarantor each represents and agrees that, unless it obtains the prior consent of the Representatives, and each Purchaser represents and agrees that, unless it obtains the prior consent of the Company and the Representatives, it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Communication.
     (b) Term Sheets. The Company consents to the use by any Purchaser of a Free Writing Communication that (i) contains only (A) information describing the preliminary terms of the Offered Securities or their offering or (B) information that describes the final terms of the Offered Securities or their offering and that is included in or is subsequently included in the Final Offering Circular, including by means of a pricing term sheet in the form of Exhibit D-1 to Schedule D hereto, or (ii) does not contain any material information about the Company or any Guarantor or their respective securities that was provided by or on behalf of the Company or any Guarantor, it being understood and agreed that the Company and each Guarantor shall not be responsible to any Purchaser for liability arising from any inaccuracy in such Free Writing Communications referred to in clause (i) or (ii) as compared with the information in the Preliminary Offering Circular, the Final Offering Circular or the General Disclosure Package.
     7. Conditions of the Obligations of the Purchasers.  The obligations of the Purchasers to purchase and pay for the Offered Securities will be subject to the accuracy of the representations and warranties of the Company and the Guarantors herein (as though made on the Closing Date), to the accuracy of the statements of officers of the Company and the Guarantors made pursuant to the provisions hereof, to the performance by the Company and the Guarantors of their obligations hereunder and to the following additional conditions precedent:
     (a) Accountants’ Comfort Letter. The Representatives, on behalf of the Purchasers, shall have received customary “comfort letters”, dated, respectively, the date hereof on the General Disclosure Package and the Closing Date on the Final Offering Circular, of Ernst & Young LLP, in form and substance reasonably satisfactory to the Purchasers concerning certain financial information with respect to Holdings and its subsidiaries set forth in the General Disclosure Package and confirming that Ernst & Young LLP is a registered public accounting firm and independent public accountants within the meaning of the Securities Laws and substantially in the form of Schedule E hereto (except that, in any letter dated on the Closing Date, the specified date referred to in Schedule E hereto shall be a date no more than three days prior to such Closing Date).
     (b) Target Accountants’ Comfort Letter. The Representatives, on behalf of the Purchasers, shall have received customary “comfort letters”, dated, respectively, the date hereof on the General Disclosure Package and the Closing Date on the Final Offering Circular, of Crowe Horwath LLP and McGladrey & Pullen, LLP, in form and substance reasonably satisfactory to the Purchasers concerning certain financial information with respect to Military Financial Services, LLC set forth in the General Disclosure Package and confirming that each of Crowe Horwath LLP and McGladrey & Pullen, LLP is a registered public accounting firm and independent public accountants within the meaning of the Securities Laws.
     (c) No Material Adverse Change. Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company, the Guarantors and their respective subsidiaries taken as a whole which, in the judgment of the Representatives and, except as disclosed in the General Disclosure Package or the Final Offering Circular, is material and adverse and makes it impractical or inadvisable to market the Offered Securities; (ii) any downgrading in the rating of any debt securities of the Company or any Guarantor by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g)), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company or any Guarantor (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) or any announcement that the Company or any Guarantor has been placed on negative outlook; (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls the effect of which is such as to make it, in the judgment of the Representatives, impractical to market or to enforce contracts for the sale of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market, (iv) any suspension or material limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum or maximum prices for trading on such exchange; (v) or any suspension of trading of any securities of the Company or any Guarantor on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by any U.S. federal or New York authorities; (vii) any major disruption of settlements of securities, payment, or clearance services in the United States or any other country where such securities are listed or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the

Representatives, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it in the judgment of the Representatives impractical or inadvisable to market the Offered Securities or to enforce contracts for the sale of the Offered Securities.
     (d) Opinion of Counsel for Company and Guarantors. The Purchasers shall have received opinions, dated the Closing Date, of (i) Pepper Hamilton LLP, counsel for Holdings, in substantially the form attached as Schedule F-1, (ii) Mr. Roy Hibberd, Senior Vice President and General Counsel of Holdings, for the Guarantors that are incorporated or organized in the United States in substantially the form attached as Schedule F-2, and (iii) Aird & Berlis LLP, Canadian counsel for the Company and the Guarantors that are incorporated or organized in Canada, in substantially the form attached as Schedule F-3.
     (e) Opinion of Counsel for Purchasers. The Purchasers shall have received from counsel for the Purchasers, such opinion or opinions, dated the Closing Date, with respect to such matters as the Representatives may require, and the Company and the Guarantors shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.
     (f) Officers’ Certificate. The Purchasers shall have received a certificate, dated the Closing Date, of an executive officer of the Company and each Guarantor and a principal financial or accounting officer of the Company and each Guarantor in which such officers shall state that the representations and warranties of the Company and each Guarantor in this Agreement are true and correct, that the Company and each Guarantor has complied with all agreements and satisfied all conditions on their part to be performed or satisfied hereunder at or prior to the Closing Date, and that, subsequent to the date of the most recent financial statements in the General Disclosure Package there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company, the Guarantors and their respective subsidiaries taken as a whole except as set forth in the General Disclosure Package or as described in such certificate.
     (g) Additional Documents. The Purchasers shall have received secretary’s certificates, dated the Closing Date, reasonably satisfactory to the Purchasers which shall include the following documents with respect to the Company and the Guarantors as the Representatives shall reasonably request: (i) the certificates of organization or comparable documents; (ii) by-laws or comparable organizational documents, (iii) resolutions of the board of directors or managers of each entity or comparable documents, (iv) certificates of good standing from the jurisdiction of each such entity and (v) certificates of good standing and/or qualifications to do business as a foreign corporation in such jurisdictions as the Purchasers shall reasonably request.
     (h) Amendment and Restated Credit Agreement. Assuming the application of proceeds from the Offered Securities as contemplated by the Preliminary and Final Offering Circular, the Company and the other parties thereto shall have consummated the Amended and Restated Credit Agreement among Holdings, Dollar Financial Group, Inc., the Company, Dollar Financial U.K. Limited, several banks and other financial institutions and Wells Fargo Bank, National Association, as Administrative Agent, on or prior to the Closing Date.
     (i)  Execution of Documents. The Company and the Guarantors, as applicable, shall have executed and delivered the Operative Documents and the Purchasers shall have received executed counterparts thereof.
     (j) Wiring Instructions. The Purchasers shall have been furnished with wiring instructions for the application of the proceeds of the Offered Securities in accordance with this Agreement and such other information as they may reasonably request.

     (k) DTC. All agreements set forth in the blanket representation letter of the Company to DTC relating to the approval of the Offered Securities by DTC for “book-entry” transfer shall have been complied with.
     The Company and the Guarantors will furnish the Purchasers with such conformed copies of such opinions, certificates, letters and documents as the Purchasers reasonably request. The Representatives may in their sole discretion waive on behalf of the Purchasers compliance with any conditions to the obligations of the Purchasers hereunder, whether in respect of an Optional Closing Date or otherwise.
     8. Indemnification and Contribution. (a) Indemnification of Purchasers. The Company and the Guarantors will indemnify and hold harmless each Purchaser, its officers, employees, agents, partners, members, directors and its affiliates and each person, if any, who controls such Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, an “Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Securities Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Preliminary Offering Circular or the Final Offering Circular, in each case as amended or supplemented, or any Issuer Free Writing Communication (including with limitation, any Supplemental Marketing Material), or arise out of or are based upon the omission or alleged omission of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating, preparing or defending against any loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto) whether threatened or commenced and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that the Company and the Guarantors will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Purchaser through the Representatives specifically for use therein, it being understood and agreed that the only such information consists of the information described as such in subsection (b) below.
          (b) Indemnification of Company. Each Purchaser will severally and not jointly indemnify and hold harmless each of the Company, the Guarantors, each of their respective directors and each of their respective officers and each person, if any, who controls the Company or such Guarantor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, a “Purchaser Indemnified Party”), against any losses, claims, damages or liabilities to which such Purchaser Indemnified Party may become subject, under the Securities Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Preliminary Offering Circular or the Final Offering Circular, in each case as amended or supplemented, or any Issuer Free Writing Communication or arise out of or are based upon the omission or the alleged omission of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Purchaser through the Representatives specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Purchaser Indemnified Party in connection with investigating, preparing or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Purchaser Indemnified Party is a party thereto) whether threatened or commenced based upon any such untrue statement or omission, or any such alleged untrue statement or omission as such expenses are incurred, it being understood and agreed that the only such information furnished by any Purchaser consists of the following information in the Preliminary and Final Offering Circular furnished under the caption “Plan of Distribution” on behalf of each Purchaser:

(i) the legal name of such Purchaser, (ii) the third paragraph, (iii) the second sentence in the fourth paragraph and (iv) the second sentence in the ninth paragraph; provided, however, that the Purchasers shall not be liable for any losses, claims, damages or liabilities arising out of or based upon the Company’s failure to perform its obligations under Section 5(a) of this Agreement.
          (c) Actions against Parties; Notification. Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement includes (i) an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any indemnified party.
          (d) Contribution. If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Purchasers on the other from the offering of the Offered Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Guarantors on the one hand and the Purchasers on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company and the Guarantors on the one hand and the Purchasers on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total discounts and commissions received by the Purchasers from the Company under this Agreement. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Guarantors or the Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Offered Securities purchased by it were resold exceeds the amount of any damages which such Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Purchasers’

obligations in this subsection (d) to contribute are several in proportion to their respective purchase obligations and not joint. The Company, the Guarantors and the Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation (even if the Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8(d).
     9. Default of Purchasers. If any Purchaser or Purchasers default in their obligations to purchase Offered Securities hereunder and the aggregate principal amount of Offered Securities that such defaulting Purchaser or Purchasers agreed but failed to purchase does not exceed 10% of the total principal amount of Offered Securities, the Representatives may make arrangements satisfactory to the Company for the purchase of such Offered Securities by other persons, including any of the Purchasers, but if no such arrangements are made by the Closing Date, the non-defaulting Purchasers shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Securities that such defaulting Purchasers agreed but failed to purchase. If any Purchaser or Purchasers so default and the aggregate principal amount of Offered Securities with respect to which such default or defaults occur exceeds 10% of the total principal amount of Offered Securities and arrangements satisfactory to the Representatives and the Company for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Purchaser or the Company, except as provided in Section 10. As used in this Agreement, the term “Purchaser” includes any person substituted for a Purchaser under this Section. Nothing herein will relieve a defaulting Purchaser from liability for its default.
     10. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company, the Guarantors or their respective officers and of the several Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Purchaser, the Company, the Guarantors or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities. If this Agreement is terminated pursuant to Section 9 or if for any reason the purchase of the Offered Securities by the Purchasers is not consummated, the Company and the Guarantors shall remain responsible for the expenses to be paid or reimbursed by it pursuant to Section 5 and the respective obligations of the Company, the Guarantors and the Purchasers pursuant to Section 8 shall remain in effect. If the purchase of the Offered Securities by the Purchasers is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 9 or the occurrence of any event specified in clause (iii), (iv), (vi), (vii) or (viii) of Section 7(c), the Company and the Guarantors will reimburse the Purchasers for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered Securities.
     11. Notices. All communications hereunder will be in writing and, if sent to the Purchasers will be mailed, delivered or telegraphed and confirmed to the Purchasers, c/o Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, N.Y. 10010-3629, Attention: LCD-IBD, or, if sent to the Company or the Guarantors, will be mailed, delivered or telegraphed and confirmed to c/o Dollar Financial Corp., 1436 Lancaster Avenue, Berwyn, Pennsylvania 19312-1288, Attention: Jeffrey Weiss, Chairman and Chief Executive Officer; provided, however, that any notice to a Purchaser pursuant to Section 8 will be mailed, delivered or telegraphed and confirmed to such Purchaser.
     12. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the controlling persons referred to in Section 8, and no other person will have any right or obligation hereunder, except that holders of Offered Securities shall be entitled to enforce the agreements for their benefit contained in the second and third sentences of Section 5(b) hereof against the Company as if such holders were parties thereto.
     13. Representation of Purchasers. The Representatives will act for the several Purchasers in connection with this purchase, and any action under this Agreement taken by the Representatives will be binding upon all the Purchasers.

     14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.
     15. Absence of Fiduciary Relationship. The Company and the Guarantors acknowledge and agree that:
     (a) No Other Relationship. The Representatives have been retained solely to act as initial purchasers in connection with the initial purchase, offering and resale of the Offered Securities and that no fiduciary, advisory or agency relationship between the Company or the Guarantors and the Representatives has been created in respect of any of the transactions contemplated by this Agreement or the Preliminary Offering Circular or Final Offering Circular, irrespective of whether the Representatives have advised or are advising the Company or the Guarantor on other matters;
     (b) Arm’s-Length Negotiations. The purchase price of the Offered Securities set forth in this Agreement was established by the Company and the Guarantors following discussions and arm’s-length negotiations with the Representatives and the Company and the Guarantors are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement;
     (c) Absence of Obligation to Disclose. The Company and the Guarantors have been advised that the Representatives and its affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company or the Guarantors and that the Representatives have no obligation to disclose such interests and transactions to Company or the Guarantors by virtue of any fiduciary, advisory or agency relationship; and
     (d) Waiver. The Company and the Guarantors waive, to the fullest extent permitted by law, any claims it may have against the Representatives for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Representatives shall have no liability (whether direct or indirect) to the Company or the Guarantors in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company or the Guarantors, including stockholders, employees or creditors of the Company or the Guarantors.
     16. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
     The Company and the Guarantors hereby submit to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The Company and the Guarantors irrevocably and unconditionally waive any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in Federal and state courts in the Borough of Manhattan in The City of New York and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.
[Remainder of this page intentionally left blank]

     If the foregoing is in accordance with the Purchasers’ understanding of our agreement, kindly sign and return to us one of the counterparts hereof, whereupon it will become a binding agreement between the Company, the Guarantors and the several Purchasers in accordance with its terms.

Very truly yours, NATIONAL MONEY MART COMPANY
By:	/s/ Roy W. Hibberd
	Name:	Roy W. Hibberd
	Title:	Senior Vice President and Secretary

DOLLAR FINANCIAL CORP.
By:	/s/ William M. Athas
	Name:	William M. Athas
	Title:	Senior Vice President, Finance

110591 Alberta Ltd.

656790 BC Ltd.

Advance Canada, Inc.

Advance Canada Properties, Inc.

Any Kind Check Cashing Centers, Inc.

Cash Unlimited of Arizona, Inc.

Check Mart of Florida, Inc.

Check Mart of Louisiana, Inc.

Check Mart of New Mexico, Inc.

Check Mart of Pennsylvania, Inc.

Check Mart of Texas. Inc.

Check Mart of Wisconsin, Inc.

Dollar Financial Group, Inc.

DFG Canada, Inc.

DFG International, Inc.

DFG World, Inc.

Dollar Financial Insurance Corp.

Financial Exchange Company of Ohio, Inc.

Financial Exchange Company of Pennsylvania, Inc.

Financial Exchange Company of Pittsburgh, Inc.

Financial Exchange Company of Virginia, Inc.

Loan Mart of Oklahoma, Inc.

MoneyMart, Inc.

Monetary Management Corporation of Pennsylvania, Inc.

Monetary Management of California, Inc.

Monetary Management of Maryland, Inc.

Monetary Management of New York, Inc.

Money Card Corp.

Money Mart Canada, Inc.

Money Mart CSO, Inc.

Money Mart Express, Inc.

Moneymart, Inc.

Pacific Ring Enterprises

PD Recovery, Inc.

By:	/s/ Roy W. Hibberd
	Name:	Roy W. Hibberd
	Title:	Senior Vice President and Secretary

The foregoing Purchase Agreement
     is hereby confirmed and accepted
     as of the date first above written.
Credit Suisse Securities (USA) LLC

By:	/s/ Ali R. Mehdi

Name: Ali R. Mehdi
Title: Managing Director
WELLS FARGO SECURITIES, LLC

By:	/s/ Brian S. O’Melveny

Name: Brian S. O’Melveny
Title: Senior Vice President
Acting on behalf of themselves
and as the Representatives of
the several Purchasers

Exhibit D-1
NATIONAL MONEY MART COMPANY
     This term sheet to the preliminary offering circular dated December 1, 2009, should be read together with the preliminary offering circular before making a decision in connection with an investment in the notes. The information in this term sheet supersedes the information in the preliminary offering circular to the extent that it is inconsistent therewith. Terms used but not defined herein have the meaning ascribed to them in the preliminary offering circular.

Issuer:	National Money Mart Company

Security Description:	10.375% Senior Notes due 2016

Guarantors:	Dollar Financial Corp., certain of its existing U.S. and Canadian subsidiaries, and future U.S. and Canadian subsidiaries, including Military Financial Services, LLC and its subsidiaries, after becoming guarantors under the senior secured credit facility

Distribution:	Rule 144A (with Registration Rights)

Principal Amount:	$600,000,000

Gross Proceeds:	$596,388,000

Coupon:	10.375%

Maturity:	December 15, 2016. The maturity date will be automatically shortened to November 30, 2012, unless prior to October 30, 2012 the aggregate principal amount of the outstanding 2.875% senior convertible notes due 2027 issued by Dollar Financial Corp. has been reduced to an amount less than or equal to $50.0 million by means of (i) the repurchase or redemption thereof , (ii) defeasance thereof or (iii) the exchange or conversion thereof into unsecured notes of Dollar Financial Corp. or any of its direct or indirect subsidiaries having no mandatory repayment prior to April 1, 2015, or into common stock of Dollar Financial Corp.

Price to Public:	99.398% of principal amount

Yield to Maturity:	10.500%

Spread to Benchmark Treasury:	757 bps

Benchmark Treasury:	UST 2.75% due November 30, 2016

Original Issue Discount:	The notes will be issued with de minimis original issue discount for United States federal income tax purposes

Interest Payment Dates:	Semi-annually in arrears on each June 15 and

December 15, commencing on June 15, 2010

Optional Redemption:	Redemption Period	Price
	December 15, 2013	105.188%
	December 15, 2014	102.594%
	December 15, 2015 and thereafter	100.000%

Make-whole Redemption:	Callable prior to December 15, 2013 at make-whole call price of Treasury + 50 bps

Equity Clawback:	Redeem until December 15, 2012 at 110.375% plus accrued interest for up to 35.0% of the aggregate principal amount with the proceeds of certain public equity offerings

Change of Control:	Put at 101% of principal plus accrued interest

Trade Date:	December 10, 2009

Settlement Date:	December 23, 2009 (T+9)

CUSIP / ISIN:	144A: 637004 AA0 / US637004AA03
Reg S: C60268 AA4 / USC60268AA42

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC
Wells Fargo Securities, LLC

Co-Managers:	JMP Securities LLC
Piper Jaffray & Co.
Roth Capital Partners, LLC
Stephens Inc.
U.S. Bancorp Investments, Inc.
CSCA Capital Advisors, LLC
     The net proceeds from this offering after deducting fees and estimated expenses relating to the amended credit facility and this offering, and assuming 0.602% OID, will be approximately $575.6 million. The following is a summary of the estimated use of proceeds from this offering:
•	the payment of $117.8 million as purchase price in connection with the DFS acquisition;

•	the prepayment of $350.0 million of outstanding borrowings under the Company’s term loan portion of the senior secured credit facility; and

•	working capital of $107.8 million for general corporate purposes.
     As of September 30, 2009, on a pro forma basis after giving effect to the Transactions, we would have had approximately $19.6 million aggregate principal amount of senior secured indebtedness outstanding, and an additional $75.0 million, C$28.5 million and GBP5.0 million under our U.S. revolving loan, Canadian revolving loan and our U.K. overdraft facility, respectively, that we would have been able to borrow under the senior secured credit facility, to which the notes would have been effectively subordinated to the extent of the value of the collateral.

     The pro forma net interest expense for the year ended June 30, 2009 and the three months ended September 30, 2009 is $90.0 million and $26.0 million, respectively.
     The pro forma net cash interest expense for the year ended June 30, 2009 is $76.0 million.
     The Pro Forma Total Debt to Adjusted EBITDA for the year ended June 30, 2009 is 5.3x.
     Adjusted EBITDA to Pro Forma net cash interest expense for the year ended June 30, 2009 is 2.05x.
     Pro forma Ratio of Earnings to Fixed Charges for the year ended June 30, 2009 is 1.1x.
     The amount in clause (b)(1)(A) of the covenant described under “Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” on page 96 of the preliminary offering circular is changed to $250.0 million.
     The definition of “Existing Indebtedness” on page 121 of the preliminary offering circular is replaced in its entirety by the following:
     “Existing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries outstanding on the date of the indenture until such Indebtedness is repaid.
Exchange of a Portion of the 2.875% Senior Convertible Notes due 2027
     On December 8, 2009, Dollar Financial Corp. announced that it had entered into exchange agreements with several holders of its 2.875% Senior Convertible Notes due 2027. Pursuant to the exchange agreements, $110,762,000 in aggregate principal amount of the existing convertible notes will be exchanged for an equal principal amount of new 3.00% Senior Convertible Notes of the Company due 2028. The new convertible notes issuable in the transaction will have substantially the same terms as the existing convertible notes, other than (i) the maturity of the new convertible notes will be April 1, 2028, (ii) the conversion price of the new convertible notes will be $28.956 per share, (iii) holders of the new convertible notes will have the right to require us to repurchase their new convertible notes on each of April 1, 2015, April 1, 2018 and April 1, 2023, for a purchase price payable in cash equal to 100% of the principal amount of the new convertible notes to be purchased plus any accrued and unpaid interest, and (iv) the Company will have the right to redeem the new convertible notes on and after April 5, 2015, for a payment in cash equal to 100% of the principal amount of the new convertible notes to be redeemed, plus accrued and unpaid interest. Completion of the exchanges is subject to certain conditions, including the qualification of the indenture under which the new convertible notes will be issued.
     It is expected that delivery of the notes will be made against payment therefor on or about December 23, 2009, which is the ninth business day following the date of pricing of the notes (this settlement cycle being referred to as “T+9”). You should note that trading of the notes on the date of pricing or on the succeeding five business days may be affected by the T+9 settlement. Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the succeeding five business days will be required, by virtue of the fact that the notes initially will settle in T+9, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing or the succeeding five business days should consult their own advisor.

     This communication is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy any security. No offer to buy securities described herein can be accepted, and no part of the purchase price thereof can be received, unless the person making such investment decision has received and reviewed the information contained in the relevant offering circular in making their decisions. This communication is not intended to be a confirmation as required under Rule 10b-10 of the Securities Exchange Act of 1934. A formal confirmation will be delivered to you separately. This notice shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful. The notes will be offered and sold to qualified institutional buyers in the United States in reliance on Rule 14A under the Securities Act of 1933, as amended (the “Act”), and to persons in offshore transactions in reliance on Regulation S under the Act. The notes have not been registered under the Act or any state securities laws, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements.